Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-265883) of Permex Petroleum Corporation of our report dated February 10, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Permex Petroleum Corporation as of September 30, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K of Permex Petroleum Corporation, for the year ended September 30, 2022.

/s/ Marcum LLP

Houston, Texas
February 10, 2023